QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Jurisdiction of Organization
Accuray International SARL	Switzerland
Accuray Europe SAS	France
Accuray UK, Ltd.	United Kingdom
Accuray Asia Ltd.	Hong Kong
Accuray Japan K.K.	Japan
Accuray Spain, S.L.U.	Spain
Accuray Medical Equipment (India) Private Limited	India
Accuray Medical Equipment (SEA) Private Limited	Singapore
Accuray Medical Equipment (Rus) LLC.	Russia
Accuray Medical Equipment GmbH	Germany
Accuray Tibbi Cihazlar Ve Malzemeler Ithalat Ihracat Anonim Sirketi	Turkey
Accuray Medical Equipment (Canada) Ltd.	Canada
Accuray Mexico S.A. DE C.V.	Mexico
Accuray China (Wholly Foreign Owned Enterprise)	China
Accuray Cayman Islands	Cayman Islands
TomoTherapy Incorporated	Wisconsin, USA
TomoTherapy Europe GmbH	Switzerland
Chengdu Twin Peak Accelerator Incorporated (Wholly Foreign Owned Enterprise)	China
TomoTherapy Asia Pacific Hong Kong Ltd	Hong Kong
TomoTherapy UK, Ltd	United Kingdom
TomoTherapy Belgium BVBA	Belgium
TomoTherapy Italy Srl	Italy
TomoTherapy Germany GmbH	Germany
TomoTherapy France SARL	France
TomoTherapy Netherlands BV	Netherlands
TomoTherapy Spain	Spain

QuickLinks

  Exhibit 21.1
Subsidiaries of the Registrant